As filed with the Securities and Exchange Commission on April 20, 2007
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NATURAL HEALTH TRENDS CORP.
(Exact Name of Registrant as Specified in its Charter)

Delaware	59-2705336
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)
2050 Diplomat Drive
Dallas, Texas 75234
(Address of Principal Executive Offices)

Natural Health Trends Corp.
2007 Equity Incentive Plan
(Full Title of the Plan)

Gary C. Wallace
General Counsel
Natural Health Trends Corp.
2050 Diplomat Drive
Dallas, Texas 75234
(Name and Address of Agent for Service)
(972) 241-4080
(Telephone Number, Including Area Code, of Agent for Service)

Copy to:
John B. McKnight
Locke Liddell & Sapp LLP
2200 Ross Avenue, Suite 2200
Dallas, Texas 75201
(214) 740-8000

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price	Aggregate Offering	Amount of
to be Registered	Registered (1)	per Share (2)	Price (2)	Registration Fee(3)
Common Stock, $0.001 par value per share	1,550,000	$2.03	$3,146,500	$96.60

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, this Registration Statement shall also cover such indeterminate number of additional shares of Common Stock as may become issuable pursuant to terms designed to prevent dilution resulting from stock splits, stock dividends, mergers or combinations or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee. This fee was calculated in accordance with Rule 457(c) and (h) under the Securities Act of 1933, as amended, on the basis of the average of the high and low prices for the Common Stock on The Nasdaq Global Market on April 18, 2007.

(3)	Calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
Item 1. Plan Information.
     The information specified by Item 1 of Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8.
Item 2. Registrant Information and Employee Plan Annual Information.
     The information specified by Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the introductory note to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The documents set forth below are hereby incorporated by reference in this Registration Statement:
(i)	Our annual report on Form 10-K for the year ended December 31, 2006, filed with the Commission on March 28, 2007;

(ii)	Our current reports on Form 8-K filed with the Commission on January 9, 2007, February 26, 2007, March 6, 2007, March 19, 2007, March 28, 2007 and April 17, 2007; and

(iii)	The description of our common stock contained in our registration statement on Form 8-A dated June 20, 1995, filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any amendment or report filed for the purpose of updating such information.
     All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or that deregisters the securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as such statement is so modified or superceded.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     The General Corporation Law of the State of Delaware and the Company’s Certificate of Incorporation and Bylaws provide for indemnification of the Company’s directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the Company’s best interests and, with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful.
     In addition to the indemnification provided by the Delaware General Corporation Law and the Company’s Certificate of Incorporation and Bylaws, the Company has entered into an Indemnification Agreement with each of its directors and one executive officer (each, an “Indemnified Party”) pursuant to which the Company agrees to indemnify each Indemnified Party (1) in general, for all reasonable expenses (including attorneys’ fees) (which shall be advanced to the Indemnified Party) incurred by the Indemnified Party in connection with any action, suit, arbitration, alternate dispute resolution mechanism, investigation (including any internal corporate investigation), administrative hearing or any other actual, threatened or completed proceeding, whether civil, criminal, administrative or investigative, formal or informal and any appeal from any of the foregoing, other than one initiated by the Indemnified Party (unless initiated by the Indemnified Party to enforce the Indemnified Party’s rights under such Indemnified Party’s Indemnification Agreement) (each of the foregoing, a “Proceeding”) to the fullest extent permitted by applicable law, (2) for all reasonable expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnified Party or on behalf of such Indemnified Party in connection with a Proceeding in which the Indemnified Party is, or is threatened to be made, a party to or is otherwise involved in, other than a Proceeding by or in the right of the Company, provided that the Indemnified Party acted in good faith and has not been adjudged during the course of such Proceeding to have derived an improper personal benefit from the transaction or occurrence forming the basis of such Proceeding, and (3) for all reasonable expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnified Party or on behalf of such Indemnified Party in connection with a Proceeding brought by or in the right of the Company to procure a judgment in its favor in which the Indemnified Party is, or is threatened to be made, a party to or is otherwise involved in, provided that the Indemnified Party acted in good faith and has not been adjudged during the course of such Proceeding to have derived an improper personal benefit from the transaction or occurrence forming the basis of such Proceeding, and provided further that no indemnification will be provided in respect of any claim, issue or matter as to which such Indemnified Party is adjudged to be liable to the Company if applicable law prohibits such indemnification, proved that, if applicable law so permits, indemnification shall nevertheless be made by the Company in such event if and only to the extent that the court which is considering the matter shall so determine.
     The Company has purchased directors’ and officers’ liability insurance policies indemnifying its directors and officers and the directors and officers of its subsidiaries against claims and liabilities, with stated exceptions, to which they may become subject by reason of their positions with the Company or its subsidiaries as directors or officers.
Item 7. Exemption From Registration Claimed.
     Not applicable.
Item 8. Exhibits.

Exhibit
Number	Description
4.1	Specimen Stock Certificate of the Company (incorporated by reference to Exhibit 4.1 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on May 8, 2006).

4.2	Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 12, 2005).

4.3	Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 12, 2005).

5.1*	Opinion of Locke Liddell & Sapp LLP.

23.1*	Consent of BDO Seidman, LLP.

23.2*	Consent of Lane Gorman Trubitt, L.L.P.

Exhibit
Number	Description
23.3*	Consent of Locke Liddell & Sapp LLP (included in its opinion filed as Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page of this Registration Statement).

99.1*	Natural Health Trends Corp. 2007 Equity Incentive Plan.

*	Filed herewith.
Item 9. Undertakings.
     The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
          (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and
          (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.
     (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, Natural Health Trends Corp. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 20th day of April, 2007.

NATURAL HEALTH TRENDS CORP.
By:	/s/ Chris T. Sharng
President

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Chris T. Sharng and Gary C. Wallace, each his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any registration statement related to the offering contemplated by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission and any state or other securities authority, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Chris T. Sharng	President (Principal Executive Officer)	April 20, 2007
Chris T. Sharng

/s/ Timothy S. Davidson	Senior Vice President and Chief Financial Officer (Principal Financial	April 20, 2007
Timothy S. Davidson	and Accounting Officer)

Vice Chairman of the Board
Sir Brian Wolfson

/s/ Randall A. Mason	Chairman of the Board	April 20, 2007
Randall A. Mason

/s/ Anthony B. Martino	Director	April 20, 2007
Anthony B. Martino

EXHIBIT INDEX
Item 10.

Exhibit
Number	Description
4.1	Specimen Stock Certificate of the Company (incorporated by reference to Exhibit 4.1 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on May 8, 2006).

4.2	Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 12, 2005).

4.3	Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 12, 2005).

5.1*	Opinion of Locke Liddell & Sapp LLP.

23.1*	Consent of BDO Seidman, LLP.

23.2*	Consent of Lane Gorman Trubitt, L.L.P.

23.3*	Consent of Locke Liddell & Sapp LLP (included in its opinion filed as Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page of this Registration Statement).

99.1*	Natural Health Trends Corp. 2007 Equity Incentive Plan.

*	Filed herewith.